EXHIBIT 99.1

FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors, Stockholders, and the Member
of Kogeto, Inc. and Kogeto Lucy, LLC

We have audited the accompanying combined balance sheets of Kogeto, Inc. and Kogeto Lucy, LLC (the “Companies”) as of December 31, 2012 and 2011 and the related combined statements of operations, changes in equity, and cash flows for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of December 31, 2012 and 2011 and the results of their operations and cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Note 2 to the financial statements, the Companies have recurring losses and a net capital deficiency. These conditions raise substantial doubt about their ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Companies be unable to continue as a going concern.

/s/ Friedman LPP
East Hanover, New Jersey
April 16, 2013

KOGETO, INC. AND
KOGETO LUCY, LLC
COMBINED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$10,865	$85,246
Accounts receivable	87,832	467,533
Inventories	137,195	265,487
Prepaid expenses and other current assets	138,593	13,670
Total current assets	374,485	831,936

Other assets	7,164	13,754
Property and equipment, net	24,893	391,313
Total assets	$406,542	$1,237,003

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Accounts payable	$545,483	$880,414
Accrued expenses	771,021	411,547
Short term debt - related parties	197,000	175,000
Senior secured 10% convertible notes	374,200	-
Total current liabilities	1,887,704	1,466,961

Commitments

Stockholders' deficiency
Preferred stock; par value $0.0001; shares authorized 5,400,000 and 3,000,000, respectively
Convertible Series A - 3,649,989 and 1,330,000 shares issued and outstanding, respectively	365	133
aggregate liquidation preference of $2,390,214 and $1,365,195, respectively
Common stock, $0.0001 par value, 15,000,000 shares authorized
6,984,000 issued and outstanding	698	698
Additional paid-in capital	2,385,346	1,329,867
Accumulated deficit	(3,867,571)	(1,560,656)
Total stockholders' deficiency	(1,481,162)	(229,958)
Total liabilities and stockholders' deficiency	$406,542	$1,237,003

See Notes to Combined Financial Statements

KOGETO, INC. AND
KOGETO LUCY, LLC
COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011*

Net sales	$2,158,741	$1,926,735

Cost of goods sold	1,561,858	1,298,372
Gross profit	596,883	628,363

Operating expenses:
Production and operations	182,526	92,972
Selling and marketing	726,321	429,124
Research and development	393,087	688,027
General and administrative	930,213	828,436
Stock based compensation	195,711	-
Depreciation and amortization	441,644	170,211
Total operating expenses	2,869,502	2,208,770

Loss from operations	(2,272,619)	(1,580,407)

Other income (expenses)
Other income	-	2,139
Interest expense	(34,296)	(15,271)

Net loss	$(2,306,915)	$(1,593,539)

Dividends on cumulative preferred stock	$165,019	$35,195
Net loss available to common stockholders	$(2,471,934)	$(1,628,734)

Basic and diluted net loss per common share	$(0.35)	$(0.23)

Weighted average common shares outstanding basic and diluted	6,984,000	6,984,000

Anti-dilutive stock options, preferred stock and convertible notes	7,092,959	2,216,664

* Kogeto, Inc. commenced operations on June 10, 2011.

See Notes to Combined Financial Statements

KOGETO, INC. AND
KOGETO LUCY, LLC
COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2012	2011*
Cash flows from operating activities
Net loss	$(2,306,915)	$(1,593,539)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	441,644	170,211
Allowance for sales returns	(29,574)	51,259
Stock based compensation	195,711	-
Changes in assets and liabilities
Accounts receivable	379,701	(467,533)
Inventories	128,292	(223,434)
Prepaid expenses and other current assets	(124,923)	9,916
Accounts payable - trade	(334,931)	726,089
Accrued expenses	389,047	360,288
Other assets	5,828	(11,913)
Net cash used in operating activities	(1,256,120)	(978,656)

Cash flows from investing activities
Acquisition of property and equipment	(74,461)	(559,840)
Acquisition of software asset	-	(2,286)
Net cash used in investing activities	(74,461)	(562,126)

Cash flows from financing activities
Proceeds from the issuance of common stock	-	698
Proceeds from the issuance of Series A cumulative preferred stock	860,000	1,330,000
Proceeds from short term debt - related parties	22,000	175,000
Proceeds from the issuance of Senior Secured Convertible Notes	374,200	-
Distributions	-	(29,047)
Net cash provided by financing activities	1,256,200	1,476,651

Net change in cash and equivalents	(74,381)	(64,131)
Cash and equivalents, beginning of year	85,246	149,377
Cash and equivalents, end of year	$10,865	$85,246

Supplemental cash flow disclosures
Interest paid	$1,000	$-

* Kogeto, Inc. commenced operations on June 10, 2011.

See Notes to Combined Financial Statements

KOGETO, INC. AND
KOGETO LUCY, LLC
COMBINED STATEMENTS OF CHANGES IN EQUITY

	Common Stock		Series A Preferred Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid - in Capital	Accumulated Deficit	Stockholders' Deficiency

Balance as of January 1, 2011	-	$-	-	$-	$-	$61,930	$61,930

Net loss	-	-	-	-	-	(1,593,539)	(1,593,539)

Issuance of common stock	6,984,000	698	-	-	-	-	698

Issuance of Series A cumulative preferred stock	-	-	1,330,000	133	1,329,867	-	1,330,000

Member's distributions	-	-	-	-	-	(29,047)	(29,047)

Balance at December 31, 2011	6,984,000	698	1,330,000	133	1,329,867	(1,560,656)	(229,958)

Net loss	-	-	-	-	-	(2,306,915)	(2,306,915)

Issuance of Series A cumulative preferred stock	-	-	1,433,329	143	859,857	-	860,000

Issuance of Series A cumulative preferred stock - reset provision	-	-	886,660	89	(89)	-	-

Stock based compensation	-	-	-	-	195,711	-	195,711

Balance at December 31, 2012	6,984,000	$698	3,649,989	$365	$2,385,346	$(3,867,571)	$(1,481,162)

See Notes to Combined Financial Statements

KOGETO, INC. AND
KOGETO LUCY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS

1 – ORGANIZATION AND NATURE OF BUSINESS

Kogeto, Inc. is a Delaware corporation formed on June 10th, 2011.

Kogeto, Inc’s flagship product is “Dot”, a 360° camera lens that attaches to Apple’s iPhone 4, 4S and 5 via a proprietary bracket. When combined with accompanying software to enable playback and viewing, the Dot delivers immersive 360° panoramic videography to consumers and businesses. Dot’s catadioptric optical system is also anti-reflection coated for enhanced color fidelity.

Kogeto, Inc. contracts for the production of the lens, the brackets and related accessories and utilizes a 3rd party warehouse operator for fulfillment and inventory operations.

Kogeto Lucy, LLC is a New York-based Limited Liability Corporation formed on March 24, 2010. Kogeto Lucy, LLC manufactures and sells a stand-alone 360° degree camera “Lucy” for schools and the larger education market.

Kogeto, Inc. and Kogeto Lucy, LLC (together, “the Companies”) are related parties and share office space, management and employees with each other. The Companies’ corporate headquarters is in the state of New York.

2 – GOING CONCERN UNCERTAINTY

The accompanying combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of the liabilities in the normal course of business and does not include any adjustments that might result from uncertainty about the Companies’ ability to continue as a going concern.

The Companies have incurred net losses of approximately $2.3 million and $1.6 million for the years ended December 31, 2012, and 2011. As of December 31, 2012, the Companies have a working capital deficit of approximately $1.5 million and have a stockholders’ deficiency of approximately $1.5 million. These matters raise substantial doubt about the Companies’ ability to continue as a going concern.

At the end of the first quarter of 2013, Kogeto, Inc. is planning to merge into a public shell and absorb all of the assets of the related party Kogeto Lucy, LLC. The successor company is expected to secure agreements to raise capital and to offer shares for public sale. The new capital will be used to fund ongoing operations of the successor company and to retire the debt and other obligations of Kogeto Lucy, LLC.

2 – GOING CONCERN UNCERTAINTY (Continued)

Management believes that it will be successful in forming a successor company and in obtaining sufficient financing to execute its operating plan. However, no assurances can be provided that the Companies will secure additional financing or to achieve and sustain a profitable level of operations. To the extent that the Companies are unsuccessful in their plans, the Companies may find it necessary to contemplate the sale of their assets if necessary and curtail operations.

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination
The combined financial statements include the accounts of Kogeto, Inc. and Kogeto Lucy, LLC, which are controlled by common ownership. Kogeto, Inc. commenced operations on June 10, 2011, and as a result, the 2011 combined financial statements reflect the related income, expense, and cash flows information for the partial year from inception through December 31, 2011. Significant intercompany transactions and balances have been eliminated in combination.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Companies’ significant estimates are the allowance for sales returns, the valuation allowance for the deferred tax asset, the expected life of production assets and the value of options granted.

Cash and Cash Equivalents
The Companies consider all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable
Accounts receivables are stated at the amount the Companies expects to collect. An allowance for doubtful accounts, sales returns and sales discounts is recorded based on a combination of historical experience and information on customer accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Companies have historically experienced little, if any, uncollectible receivables to date and management has determined that no allowance is required at December 31, 2012 and 2011.

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
Revenue is generally recognized upon shipment to the customer or retailer, which constitutes delivery, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured. To the extent that one or more of these conditions are not met, revenue is deferred until such time as all four criteria are met.

Reserves for Product Returns and Exchanges
Kogeto, Inc. estimates the allowance for sales returns to be 9% of gross sales, which is based upon historical results and information on specific customer accounts. As of December 31, 2012 and 2011, general allowance for sales returns was approximately $22,000 and $51,000, respectively.

For certain larger sales, particularly for those involving new customers, Kogeto, Inc. monitors store stock levels regularly, and as necessary, sets aside specific reserves for any estimated returns outside of the general allowance for sales returns. As of December 31, 2012 and 2011, a reserve of approximately $131,000 and $0 was set aside for specific reserves.

Inventories
Inventories consist of raw materials, work in process, and finished goods. Inventory values are stated at the lower of cost or market utilizing weighted average method. The Companies recognize that technology products such as Dot and Lucy are prone to rapid change and obsolescence. On occasion, the Companies will establish reserves for potential returns, offset in part by an inventory account consisting of those expected returns. If the Company writes down inventory below cost, such reduced amount is to be considered the cost for subsequent accounting purposes.

Inventory consists of the following:

	December 31,
	2012	2011

Raw materials inventory (including packaging)	$38,461	$89,530
Work-in-process (brackets and optics)	32,933	16,177
Finished goods inventories	65,801	159,780
Total Inventories	$137,195	$265,487

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment
Kogeto, Inc.’s property and equipment consist primarily of production molds and equipment associated with production of Dot. Kogeto, Inc. has also purchased computer equipment and furniture and fixtures, which are stated at cost.

Kogeto Lucy, LLC utilizes contract manufacturing for the production of Lucy. As a result, Kogeto Lucy, LLC has minimal property & equipment, all of which is carried at historical cost less accumulated depreciation.

Depreciation and amortization are provided using the straight-line method over the estimated useful lives (generally three to seven years) of the related assets. However, Kogeto, Inc. adjusted the depreciable lives of all production molds and equipment so that they would be fully depreciated by December 31, 2012 to reflect the estimated useful lives of those assets as any significant production of Dot brackets in 2013 will most likely require new molds and equipment.

Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of operations in the period of disposal.

Impairment of Long-Lived Assets
The Companies assess the recoverability of their long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Companies compare the carrying amount of the asset to the asset’s estimated undiscounted future cash flows. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Warranty Costs
The Companies offer a standard one-year warranty on Dot and Lucy cameras. The Companies have not experienced a high rate of warranty claims and has estimated future warranty claims to be minimal. Per their agreement, Lucy’s contract manufacturer handles all repair and warranty claims. Warranty returns and claims, to the extent costs are not covered by the manufacturing agreement, are expensed as they occur.

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Promotional Units
As part of standard marketing practices in the electronics industry, Kogeto, Inc. distributes a number of promotional copies of the Dot camera for retailer evaluation and for in-store demonstration purposes. The expense associated with this activity is considered a selling expense and units distributed are booked at cost.

For the year ending December 31, 2012, Kogeto, Inc. circulated approximately 7,660 copies of the Dot, resulting in a promotions charge of approximately $139,000. And for the period ended December 31, 2011, the company sent out approximately 500 copies of the Dot, resulting in a promotions charge of approximately $9,000.

Discounts and Price Protection
As part of negotiated agreements with major retailers, Kogeto, Inc. will occasionally enter into agreements promising discounts and/or price protection against unanticipated price decreases. These discounts are booked as reductions in net revenue. Kogeto, Inc. recognized $60,000 in discounts and price protection costs in the year ended December 31, 2012 and about $6,000 in the period ended December 31, 2011.

Shipping and Handling
Shipping and handling costs are expensed as incurred as part of selling and marketing expenses. The Companies reported approximately $158,000 of shipping and handling costs for the year ended December 31, 2012, and approximately $122,000 for the year ended December 31, 2011.

Advertising and Marketing Costs
Advertising and marketing costs are expensed as incurred and are included in operating expenses. During the year ended December 31, 2012, the Companies incurred charges of approximately $158,000 for advertising and marketing costs and approximately $94,000 for the year ended December 31, 2011.

Research and Development Costs
Software development costs for the Companies’ proprietary Dot and Lucy camera system as well as research and development costs associated with the lens and bracket are expensed as incurred.

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes
Kogeto, Inc. accounts for income taxes under the provisions of Accounting Standards Codification ("ASC") 740 - Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Kogeto Lucy, LLC is not a taxpaying entity for income tax purposes and, accordingly, no provision has been made for income taxes. Kogeto Lucy, LLC’s income or loss is reportable on the member’s income tax returns.

Stock-Based Compensation
Kogeto, Inc. reports stock-based compensation under ASC 718, “Compensation - Stock Compensation”. ASC 718 requires all share-based payments to employees, including grants of employee stock options and warrants to consultants, to be recognized in the financial statements based on their fair values over the requisite service periods.

Kogeto, Inc. accounts for stock option and warrant grants issued to non-employees for goods and services using the guidance of ASC 718 and ASC 505, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in conjunction with Selling Goods or Services”, whereby fair value of such option and warrant grants are determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed, or a performance commitment is reached.

Earnings Per Share
Basic earnings per common share amounts are based on weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise or conversion of all potentially dilutive stock options, warrants and convertible stock, subject to anti-dilution limitations. All such potentially dilutive instruments were anti-dilutive as of December 31, 2012 and 2011.

3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments
Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, Kogeto, Inc. uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the company could borrow funds with similar remaining maturities and approximates fair value.

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Kogeto, Inc. Unobservable inputs are inputs that reflect Kogeto, Inc.’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Subsequent Events
The Companies have evaluated subsequent events to determine if events or transactions occurring through April 16, 2013, the date the financial statements were available to be issued, require adjustment to or disclosure in the combined financial statements.

4 – PROPERTY AND EQUIPMENT - NET

Property and equipment consists of the following:

	December 31,
	2012	2011

Production equipment	$596,971	$537,401
Furniture and equipment	10,870	4,514
Computer equipment and software	27,735	19,200
Less - Accumulated depreciation and amortization	(610,683)	(169,802)
Property and equipment, net	$24,893	$391,313

Depreciation and amortization expense for the years ended December 31, 2012 and 2011 was $441,644 and $170,211, respectively.

5 – SHORT TERM DEBT - RELATED PARTIES

As of December 31, 2012, Kogeto, Inc. has an outstanding demand note obligation to the company’s CEO in the amount of $24,000. The funds were used for working capital purposes and the expectation is that the Kogeto, Inc. will repay the note in early 2013 or as soon as it is financially able to do so. The note does not have a stated maturity, an interest rate or any collateral provisions. There were no such related party demand notes as of December 31, 2011.

In December of 2011, Kogeto, Inc. entered into an unsecured promissory note of $50,000 to a former board member and investor. This obligation specifies a deferred interest payment that accumulates at $500 per month. For the year ended December 31, 2012, the company incurred interest charges of $6,000. No interest was incurred in the period ended December 31, 2011 for this note.

As of December 31, 2012 and 2011, Kogeto Lucy, LLC has outstanding related party notes payable of $123,000 and $125,000, respectively. These notes are guaranteed by the sole owner of the company and secured by certain patents held by Kogeto Lucy, LLC. The notes have a stated interest rate of 15% per annum and an initial maturity date of May 31, 2012. The notes have been extended until April 30, 2013 by mutual agreement. For the two years ending December 31, 2012, the company incurred interest charges of approximately $19,000 in 2012 and $14,000 in 2011.

6 – CONVERTIBLE DEBT

During 2012, Kogeto, Inc. issued 10% Senior Secured Convertible Notes with principal value of $374,200. Interest on the convertible notes is due and payable in six months, but can be paid in cash, or can be converted into additional equity, at the option of Kogeto, Inc. At the election of the note-holder, the shares can convert at the generally available price per share or into Series A preferred shares at the Series A issue price. None of the Convertible Notes had been converted to equity as of December 31, 2012. Accrued interest expense as of December 31, 2012 was approximately $10,000.

7 – INCOME TAXES

As of December 31, 2012, Kogeto, Inc. had approximately $3.7 million of federal and state net operating loss carryovers available to offset future taxable income. These net operating losses, which, if not utilized, begin expiring in the year 2021. In accordance with Section 382 of the Internal Revenue Code, deductibility of the company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control. The company performed a preliminary evaluation as to whether a change of control, as defined under the regulations, has taken place and concluded that no change of control has occurred to date.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes”, requires that a valuation allowance be established when it is “more-likely-than-not” that all, or a portion, of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates the length of carryback and carryover periods, and expectations of future profits, etc. Kogeto, Inc. believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2012 and 2011.

7 – INCOME TAXES (Continued)

Deferred tax assets consisted principally of the following:

	December 31,
	2012	2011
Deferred tax asset
Net operating loss carryovers	$1,481,000	$650,000
Less: valuation allowance	(1,481,000)	(650,000)
Deferred tax asset, net of valuation allowance	$-	$-

Kogeto, Inc. has evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken, or expected to be taken, in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as "unrecognized benefits."

A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise's potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740. No liability for unrecognized tax benefits or interest and penalties were recorded during the periods ended December 31, 2012 or 2011.

Kogeto, Inc. files tax returns in U.S. Federal Court and various state jurisdictions and is subject to audit by tax authorities. The company is subject to certain state and local taxes based on capital. The state and local taxes based on capital were immaterial for the periods ended December 31, 2012 and 2011.

8 – COMMITMENTS

The Companies currently lease office space in New York City and pay monthly rental of $2,730. The current lease expired in January of 2013 and is under negotiation for renewal.

9 – STOCKHOLDERS’ EQUITY

Initial Subscription Agreement and Company Formation
Kogeto, Inc. filed for incorporation in the state of Delaware on June 10, 2011, and authorized the issuance of 10 million shares of stock in all classes with a par value of $0.0001 per share. On June 17, 2011, per the initial Subscription Agreement, the company issued 7.0 million shares of common stock, par value $0.0001, among the founding shareholders.

Creation of Preferred Shares - Authorization of Series A
On July 27, 2011, in anticipation of issuing a new class of shares, Kogeto, Inc. authorized 3.0 million preferred shares and increased the amount of authorized common shares to 12.0 million.

Rights of Series A Preferred Shares
Per Board action, the rights of Series A shares were established as follows:

Dividends: Series A is entitled to an 8% per year preferred return. Such dividends are payable only when, as, and if declared by Kogeto, Inc.’s Board of Directors. The original value of the dividend was set at 8 cents and later changed to 4.8 cents when Series A was re-priced (see next bullet).

Price per share: The value of Series A shares was initially set at $1 per share, with provisions to adjust the original issue price if subsequent “closes” were to go through a re-price. Series A was subsequently re-priced at 60 cents per share for the entire offering.

Liquidation: The liquidation preference for Series A holders is an amount per share equal to: (1) the Series A Original Issue Price ($0.60), plus any dividends declared but unpaid thereon, plus (2) a pro rate amount per common share treating for this purpose all such securities as if they had been converted to common stock. A liquidation event can be a dissolution, sale or merger of the company, among other events. Series A holders have a priority claim over common stock holders prior to their conversion to common stock.

Conversion: Each Series A share is convertible, at the option of the holder thereof, into one common share. Each Series A share is automatically and mandatorily converted to one common share upon either: (1) the sale of common stock to the public resulting in at least $35 million of net proceeds to the company, or (2) a vote of at least a majority of the preferred stockholders.

Redemption: The Series A shares and common shares are not redeemable at the option of the holder.

Voting: All Series A shareholders, on an as if converted basis, and common stockholders are entitled to vote. Major corporate events (liquidation, dissolution, wind-up, effect any merger, etc.) require the consent of a majority of the Series A holders.

9 – STOCKHOLDERS’ EQUITY (Continued)

Rights of Series A Preferred Shares (Continued)
Board of Directors: The holders of the majority of the common stock are entitled to elect two directors of the company, and the holders of the majority of the Series A shares are entitled to elect one director of the company.

Series A Issuance
During 2011, Kogeto, Inc. issued 1,330,000 shares of Series A Preferred Stock for consideration of $1,330,000.

On February 24, 2012, Kogeto, Inc. amended the articles of incorporation to increase the amount of authorized shares to 15.0 million for common stock and to 5.4 million for preferred stock. In consideration of another round of financing at a lower price per share than the initial rounds of financing, the Series A share price for the 2011 issuances were officially re-set to 60 cents and the annual dividend lowered to 4.8 cents per share. All Series A shares issued prior to the amendment date were adjusted for a forward split of 1.667:1 to effectively re-price their shares from $1 to $0.60. In connection with the re-pricing adjustment Kogeto, Inc. issued 886,660 shares of Series A Preferred Stock.

During 2012, Kogeto, Inc. issued 1,433,329 shares of Series A Preferred Stock for consideration of $860,000.

Issuance of Options for Common Stock
On March 30, 2012, Kogeto, Inc. authorized a total of 405,000 options for outside board members and 1.3 million options for officers, employees and key contractors. The majority of option grants were subject to three-year vesting terms and a 10 year expiration term. The option exercise price was set at 17 cents per share, equal to a valuation performed concurrently by an outside valuation firm. The vesting periods were adjusted to the start date of each individual.

During the remainder of 2012, the Board authorized additional option grants totaling 1.5 million. Approximately 835,000 of these were earned by the CEO and the CFO under a board approved plan wherein these two officers received option grants in lieu of salary. The remaining 658,000 options were granted to new employees or represented increased awards to existing employees. Due to employee turnover, 331,250 options were forfeited, leaving 2.8 million options outstanding as of December 31, 2012.

9 – STOCKHOLDERS’ EQUITY (Continued)

Issuance of Options for Common Stock (Continued)
The fair value of each option grant is estimated on the date of grant using the Black-Scholes model. The Black-Scholes model uses four assumptions to calculate the fair value of each option grant. The expected term of share options granted is derived using the simplified method, which Kogeto, Inc. adopted in March, 2012. The risk-free interest rate is based upon the rate currently available on zero-coupon U.S. Treasury instruments with a remaining term equal to the expected term of the stock options. The expected volatility is based upon a valuation report and study completed in March, 2012. The expected dividend yield is assumed to be zero.

The weighted average assumptions used in the fair value calculation are as follows:

2012

Expected term (years)	9.25
Risk-free interest rate	2.23%
Expected volatility	80%
Expected dividend yield	0.00%

A summary of Kogeto, Inc.’s stock option plans for the year ended December 31, 2012 is as follows:

	Underlying Shares	Weighted Average Exercise Price	Average Remaining Terms (Years)

Options outstanding December 31, 2011	-	-	-
Options Granted	3,150,549	$0.17	10.00
Less Options Forfeited	331,250	$0.17	10.00
Less Options Exercised	-	-	-
Options outstanding December 31, 2012	2,819,299	$0.17	9.25
Options exercisable December 31, 2012	1,410,804	$0.17	9.25

Under the provisions of ASC 718, the company recorded approximately $196,000 stock based compensation expense during the year ended December 31, 2012. As of December 31, 2012 there was approximately $195,000 of unrecognized compensation costs related to non-vested options under the plans.

Deferred tax benefits recognized from the timing difference of recognizing stock based compensation expense per the financial statements compared to the income tax return have not been provided for as the majority of the option grants are “incentive stock options”.

10 – MAJOR CUSTOMERS AND VENDORS

During the year ended December 31, 2012, the Companies had gross sales of approximately $1,060,000 and $292,000 to two customers which represented approximately 49% and 14% of the company’s gross sales, respectively. During the period ended December 31, 2011 the Companies had gross sales to one customer of approximately $1,338,000 which represented approximately 69% of gross sales.

As of December 31, 2012, the Companies were owed approximately $40,000 from one customer which represented approximately 46% of accounts receivable. As of December 31, 2011, the company was owed approximately $219,000, $133,000 and $110,000 from three customers which represented approximately 47%, 28%, and 24% of accounts receivable, respectively.

Substantially all of the Companies’ purchases were made from three venders during the periods ended December 31, 2012 and 2011. As of December 31, 2012, the company owed approximately $65,000 to one vendor which represented approximately 12% of accounts payable. As of December 31, 2011, the company owed approximately $246,000, $165,000, and $92,000 to three vendors which represented approximately 28%, 19%, and 10% of accounts payable, respectively.

11 – SUBSEQUENT EVENTS

Issuance of 10% Senior Secured Convertible Notes
Kogeto, Inc. issued additional 10% Senior Secured Convertible Notes in March, 2013 raising an additional $200,000. After the March, 2013 issuance, there was a total of $574,200 of Senior Secured Convertible Notes outstanding.

Intent to Convert Preferred Shares, Options and Convertible Notes
At the end of the first quarter of 2013, Kogeto, Inc. anticipates converting all preferred shares, all outstanding options and all Senior Secured Convertible Notes into common shares. As part of the conversion event, the company anticipates raising additional capital and offering shares for public sale. To complete the re-structuring and fund-raising event, Kogeto, Inc. expects to retire all of the obligations and assume the assets of Kogeto Lucy, LLC.

KOGETO, INC. AND
KOGETO LUCY, LLC CONDENSED COMBINED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$11,717	$10,865
Accounts receivable	31,713	87,832
Inventories	88,337	137,195
Prepaid expenses and other current assets	238,333	138,593
Total current assets	370,100	374,485

Other assets	6,827	7,164
Capitalized software	165,900	-
Property and equipment, net	21,340	24,893
Total assets	$564,167	$406,542

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Accounts payable	$508,138	$545,483
Accrued expenses	800,012	771,021
Short term debt - related parties	173,000	197,000
Secured 10% Bridge Notes	736,283	-
Senior secured 10% convertible notes	574,200	374,200
Total current liabilities	2,791,633	1,887,704

Stockholders' deficiency
Preferred stock; par value $0.0001; shares authorized 5,400,000 and 3,000,000, respectively
Convertible Series A - 3,916,655 and 3,649,989 shares issued and outstanding, respectively	392	365
aggregate liquidation preference of $2,705,330 and $2,390,214 respectively
Common stock, $0.0001 par value, 15,000,000 shares authorized,
6,984,000 issued and outstanding, respectively	698	698
Additional paid-in capital	2,672,215	2,385,346
Accumulated deficit	(4,900,771)	(3,867,571)
Total stockholders' deficiency	(2,227,466)	(1,481,162)
Total liabilities and stockholders' deficiency	$564,167	$406,542

See notes to condensed combined financial statements

KOGETO, INC. AND
KOGETO LUCY, LLC CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)

	For the Nine Months Ended September 30,
	2013	2012

Net sales	$436,732	$1,980,155

Cost of goods sold	380,020	1,434,935
Gross profit	56,712	545,220

Operating expenses:
Production and operations	96,504	138,276
Selling and marketing	118,295	546,810
Research and development	97,860	337,738
General and administrative	511,405	701,468
Stock based compensation	100,487	136,998
Depreciation and amortization	9,494	211,548
Total operating expenses	934,045	2,072,838

Loss from operations	(877,333)	(1,527,618)

Other Income/Expense
Other Income (expense)	(73,897)	1
Interest expense	(81,970)	(22,806)

Net loss	$(1,033,200)	$(1,550,423)

Dividends on cumulative preferred stock	$149,916	$121,080
Net loss available to common stockholders	$(1,183,116)	$(1,671,503)

Basic and diluted net loss per common share	$(0.17)	$(0.24)

Weighted average common shares outstanding
basic and diluted	6,984,000	6,984,000

See notes to condensed combined financial statements

KOGETO, INC. AND
KOGETO LUCY, LLC CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(1,033,200)	$(1,550,423)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	9,494	211,549
Allowance for Sales Returns	5,291	(3,283)
Amortization of debt discount	7,495	-
Stock based compensation	100,487	136,998
Changes in assets and liabilities
Accounts receivable	50,828	244,929
Inventories	48,858	168,034
Prepaid expenses and other current assets	(99,740)	(61,547)
Accounts payable - trade	(37,345)	(269,279)
Accrued expenses	194,189	187,082
Other assets	(510)	(987)
Net cash used in operating activities	(754,153)	(936,926)

Cash flows from investing activities
Acquisition of property and equipment	(5,095)	(69,095)
Acquisition of software asset/capitalized software	(165,900)	-
Net cash used in investing activities	(170,995)	(69,095)

Cash flows from financing activities
Proceeds from issuance of Series A Preferred Stock	-	795,851
Proceeds from short term debt - related parties	(24,000)	24,000
Proceeds from the issuance of Senior Secured Convertible Notes	200,000	124,500
Proceeds from issuing Secured Notes including debt discount	750,000
Net cash provided by financing activities	926,000	944,351

Net change in cash and equivalents	852	(61,670)
Cash and equivalents, beginning of year	10,865	85,246
Cash and equivalents, end of September	$11,717	$23,576

Supplemental cash flow disclosures of investing and financing activities
Stock issued for payment of accrued expenses	$165,200	$-

See notes to condensed combined financial statements

1 – ORGANIZATION AND NATURE OF BUSINESS

Kogeto, Inc. is a Delaware corporation formed on June 10, 2011.

Kogeto, Inc.’s flagship product is “Dot”, a 360° camera lens that attaches to Apple’s iPhone 4, 4S and 5 via a proprietary bracket.  When combined with accompanying software to enable playback and viewing, the Dot delivers immersive 360° panoramic videography to consumers and businesses.  Dot’s catadioptric optical system is also anti-reflection coated for enhanced color fidelity.

Kogeto Lucy, LLC is a New York Limited Liability Company formed on March 24, 2010.  Kogeto Lucy, LLC manufactures and sells a stand-alone 360° degree camera “Lucy” for schools and the larger education market.

Both products integrate directly with the Company’s dotspots web service, which allows instant online sharing of these immersive experiences as well as a variety of integration services that we believe will be the primary drivers of revenue as the market matures.

Kogeto, Inc. and Kogeto Lucy, LLC (together, “the Companies”) are related parties and share office space, management and employees with each other. The Companies’ corporate headquarters is in the state of New York.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination
The combined financial statements include the accounts of Kogeto, Inc. and Kogeto Lucy, LLC, which are controlled by common ownership. Significant intercompany transactions and balances have been eliminated in the combination.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates.  The Companies’ significant estimates are the allowance for sales returns, the valuation allowance for the deferred tax asset, the expected life of production assets and the value of options granted.

Cash and Cash Equivalents
The Companies consider all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable
Accounts receivables are stated at the amount the Companies expects to collect.  An allowance for doubtful accounts, sales returns and sales discounts is recorded based on a combination of historical experience and information on customer accounts.  Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Companies have historically experienced little, if any, uncollectible receivables to date.

Revenue Recognition
Revenue is generally recognized upon shipment to the customer or retailer, which constitutes delivery, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured.  To the extent that one or more of these conditions are not met, revenue is deferred until such time as all four criteria are met.

Reserves for Product Returns and Exchanges
Kogeto, Inc. estimates the allowance for sales returns to be 9% of gross sales, which is based upon historical results and information on specific customer accounts. For certain larger sales, particularly for those involving new customers, Kogeto, Inc. monitors store stock levels regularly, and as necessary, sets aside specific reserves for any estimated returns outside of the general allowance for sales returns.  As of September 30, 2013, a reserve of approximately $0 and was set aside for specific reserves.

Inventories
Inventories consist of raw materials, work in process, and finished goods. Inventory values are stated at the lower of cost or market utilizing weighted average method. The Companies recognize that technology products such as Dot and Lucy are prone to rapid change and obsolescence. On occasion, the Companies will establish reserves for potential returns, offset in part by an inventory account consisting of the original cost of these expected returns. If the Company writes down inventory below cost, such reduced amount is to be considered the cost for subsequent accounting purposes.

Property and Equipment
Kogeto, Inc.’s property and equipment consist primarily of production molds and equipment associated with production of Dot.  Kogeto, Inc. has also purchased computer equipment and furniture and fixtures, which are stated at cost.

Kogeto Lucy, LLC utilizes contract manufacturing for the production of Lucy.  As a result, Kogeto Lucy, LLC has minimal property & equipment, all of which is carried at historical cost less accumulated depreciation.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation and amortization are provided using the straight-line method over the estimated useful lives (generally three to seven years) of the related assets.  However, Kogeto, Inc. shortened the depreciable lives of all production molds and equipment so that they were fully depreciated as of December 31, 2012 to reflect the likelihood that 2013 production of Dot brackets will require new molds and equipment, which as of September 30, 2013, have not yet been acquired.

Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred.  Gains or losses on disposal of property and equipment are reflected in the statement of operations in the period of disposal.

Impairment of Long-Lived Assets
The Companies assess the recoverability of their long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired.  When evaluating assets for potential impairment, the Companies compare the carrying amount of the asset to the asset’s estimated undiscounted future cash flows.  If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Warranty Costs
The Companies offer a standard one-year warranty on Dot and Lucy cameras.  The Companies have not experienced a high rate of warranty claims and has estimated future warranty claims to be minimal. Per their agreement, Lucy’s contract manufacturer handles all repair and warranty claims.  Warranty returns and claims, to the extent costs are not covered by the manufacturing agreement, are expensed as they occur.

Promotional Units
As part of standard marketing practices in the electronics industry, Kogeto, Inc. distributes a number of promotional copies of the Dot camera for retailer evaluation and for in-store demonstration purposes.  The expense associated with this activity is considered a selling expense and units distributed are booked at cost.

Discounts and Price Protection
As part of negotiated agreements with major retailers, Kogeto, Inc. will occasionally enter into agreements promising discounts and/or price protection against unanticipated price decreases.  These discounts are booked as reductions in net revenue.

Shipping and Handling
Shipping and handling costs are expensed as incurred as part of selling and marketing expenses.

Advertising and Marketing Costs
Advertising and marketing costs are expensed as incurred and are included in operating expenses.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development Costs
Software development costs for the Companies’ proprietary Dot and Lucy camera systems as well as research and development costs associated with the lens and bracket are expensed as incurred.

Capitalized Software Development Costs
The Company incurs costs for the development of software that allows the processing of 360-degree video images. Such costs are capitalized in accordance with professional standards when such costs relate to the development of new products or the enhancement of existing products for sale. These costs are capitalized from the point in time that technological feasibility has been established, as evidenced by a detailed working program design or a working model, through the point in time that the product is available for general release to customers. At each balance sheet date, the unamortized capitalized costs of a computer software product shall be compared to the net realizable value of that product. The amount by which the unamortized capitalized costs of a computer software product exceed the net realizable value of that asset shall be written off.

Capitalized software development costs are amortized on a straight-line basis over the estimated economic lives of the products (no longer than three years), which approximate the estimated revenue stream, beginning with the general release to customers. Research and development costs incurred prior to establishing technological feasibility and costs incurred subsequent to general product release to customers are expensed as incurred.

Income Taxes
Kogeto, Inc. accounts for income taxes under the provisions of Accounting Standards Codification ("ASC") 740 - Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Kogeto Lucy, LLC is not a taxpaying entity for income tax purposes and, accordingly, no provision has been made for income taxes.  Kogeto Lucy, LLC’s income or loss is reportable on the member’s income tax returns.

Stock-Based Compensation
Kogeto, Inc. reports stock-based compensation under ASC 718, “Compensation - Stock Compensation”.  ASC 718 requires all share-based payments to employees, including grants of employee stock options and warrants to consultants, to be recognized in the financial statements based on their fair values over the requisite service periods.

Kogeto, Inc. accounts for stock option and warrant grants issued to non-employees for goods and services using the guidance of ASC 718 and ASC 505, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in conjunction with Selling Goods or Services”, whereby fair value of such option and warrant grants are determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed, or a performance commitment is reached.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share
Basic earnings per common share amounts are presented based on the combined earnings of the Companies and then calculated on a per share basis using the weighted average number of common shares outstanding in Kogeto, Inc.  Diluted earnings per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise or conversion of all potentially dilutive stock options, warrants and convertible stock, subject to anti-dilution limitations.  All such potentially dilutive instruments were anti-dilutive as of December 31, 2012 and September 30, 2013.

Fair Value of Financial Instruments
Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet.  The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, Kogeto, Inc. uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time.  For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.  All debt is based on current rates at which the company could borrow funds with similar remaining maturities and approximates fair value.

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Kogeto, Inc.  Unobservable inputs are inputs that reflect Kogeto, Inc.’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.  The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.  The fair value hierarchy gives the lowest priority to Level 3 inputs.

2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Subsequent Events
The Companies have evaluated subsequent events to determine if events or transactions occurring through January 10, 2014, the date the financial statements were available to be issued, require adjustment to or disclosure in the combined financial statements.

3 – PROPERTY AND EQUIPMENT - NET

Property and equipment consists of the following:

	As of
	Sept 30, 2013	Dec 31, 2012

Production equipment	$596,971	$596,971
Furniture and equipment	16,238	10,870
Computer equipment and software	27,735	27,735
Less - Accumulated depreciation and amortization	(619,605)	(610,683)
Property and equipment, net	$21,339	$24,893

Depreciation and amortization expense for the nine months ended September 30, 2013 was $9,494 and for the nine months ended September 30, 2012 was $211,548.

4 – SHORT TERM DEBT - RELATED PARTIES

During the first nine months of 2013, Kogeto, Inc. repaid an outstanding demand note obligation to the company’s CEO in the amount of $24,000,.  The funds had been used for working capital.

As of September 30, 2013, Kogeto Lucy, LLC has outstanding related party notes payable of $123,000. The notes are owed to Financial Summit Ventures, Inc. and Cordon Partners, LLC. Financial Summit Ventures, Inc. is owned by Kogeto Inc. CFO Steven Adler. The notes are guaranteed by Jeff Glasse (the owner of Kogeto, Lucy LLC) and secured by certain patents held by Kogeto Lucy, LLC.  The notes have a stated interest rate of 15% per annum and an initial maturity date of May 31, 2012.  The notes have been extended until November 30, 2013 by mutual agreement.

	As of
	Sept 30, 2013	Dec 31, 2012

FSV Note – Financial Summit Ventures, Inc.	$75,000	$75,000
Jeff Glasse Note	0	24,000
Former Board Member Note	50,000	50,000
Cordon Note – Cordon Partners	48,000	48,000
Short Term Debt – Related Parties	$173,000	$197,000

4 – SHORT TERM DEBT - RELATED PARTIES (Continued)

For the two years ending December 31, 2012, Kogeto Lucy LLC incurred interest charges of approximately $19,000 in 2012 and $14,000 in 2011. The Company expects to pay approximately $17,000 in interest in 2013.

5 – SECURED DEBT

During the first quarter of 2013 and the last six months of 2012, Kogeto, Inc. issued 10% Senior Secured Convertible Notes with an aggregate principal value of $574,200.

The first series of Convertible Notes, issued in 2012 in aggregate principal value of $374,200, can be converted into additional equity, at the option of the note-holder, either into shares of a newly-designated series (if issued and available) or alternatively into Kogeto, Inc. Series A Preferred Shares at the Series A issue price of 60 cents.

The second series of Convertible Notes, issued during the first quarter of 2013 in aggregate principal value of $200,000, contains warrants valid for 5 years. $175,000 of these notes includes a mandatory conversion clause (triggered upon the formation of a public company) which will convert outstanding principal and interest into common shares of the newly-formed public company at 28 cents per share.  However, due to the delay in completing the reverse merger, the period whereby the Company could mandatorily force a conversion has expired.  The Company is in the process is negotiating extensions to the original loan agreements. $25,000 of these notes, can be converted into common shares of the newly-public Kogeto, Inc. at the option of the note-holder.  The total number of warrants issued per note holder will be half of the amount created in the conversion event. The exercise price of the warrants is 31 cents. Approximately 357,000 warrants have been promised in connection with these notes. However, none of the 357,000 warrants have been issued as of September 30, 2013 as none of the notes have been converted.

Interest on all of the convertible notes is due and payable in six months from date of issuance, but can be paid in cash or additional equity at the option of the Company. None of the Convertible Notes had been converted to equity as of September 30, 2013, nor had any of the notes been paid off or redeemed. Accrued interest expense for the first nine months of 2013 was approximately $44,000.

From June to September 2013, Kogeto, Inc. issued 10% Secured Notes (not convertible) with principal value of $750,000. Notes in aggregate principal value of $450,000 are due on November 30, 2013 and the remaining note (the “September Note” with aggregate principal value of $300,000) is due on December 31, 2013.

5 – SECURED DEBT (Continued)

Each of these Secured Notes include warrants to purchase Common Stock in a future public company at a ratio of 1 warrant for each $5 in principal amount, except the September Note, wherein the ratio is 1 warrant for each $2 in principal amount. In all, a total of 240,000 warrants were issued as a result of the creation of these notes. The exercise price for all of the warrants is 32 cents per share. The warrants are valid for 5 years from the note issue date. The notes are secured by the assets of Kogeto, Inc.

The warrants were valued using the Black-Scholes method and determined to be worth approximately $21,000, an amount that is temporarily reflected on the balance sheet as a “debt discount”. The discount is being amortized over the life of the notes and will therefore be fully amortized by year-end 2013. As of September 30, 2013, the remaining value of the debt discount was $14,000.

6 – INCOME TAXES

Kogeto, Inc. has not yet filed a tax return for 2013, but net operating losses through September 30, 2013 are approximately $1.0 million. Since inception, Kogeto, Inc. has recognized approximately $4.7 million of federal and state net operating loss carryovers (including for 2013) available to offset future taxable income.  These net operating losses, which, if not utilized, begin expiring in the year 2021.  The Company expects to continue its current practice of establishing a full valuation allowance for any net operating losses present as of year-end 2013.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control.  The company performed a preliminary evaluation as to whether a change of control, as defined under the regulations, has taken place and concluded that no change of control has occurred to date.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes”, requires that a valuation allowance be established when it is “more-likely-than-not” that all, or a portion, of deferred tax assets will not be realized.  A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates the length of carryback and carryover periods, and expectations of future profits, etc.  Kogeto, Inc. believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2012 and 2011.

6 – INCOME TAXES (Continued)

Kogeto, Inc. has evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements.  ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken, or expected to be taken, in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  Differences between tax positions taken, or expected to be taken, in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as "unrecognized benefits."

A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise's potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.  No liability for unrecognized tax benefits or interest and penalties were recorded during the periods ended December 31, 2012 or 2011.

Kogeto, Inc. files tax returns in U.S. Federal Court and various state jurisdictions and is subject to audit by tax authorities.  The company is subject to certain state and local taxes based on capital.  The state and local taxes based on capital were immaterial for the period ending September 30, 2013.

7 – COMMITMENTS

Kogeto, Lucy LLC currently rents office space in New York City and pays monthly rental of $2,730.  The most recent lease expired in January of 2013 and did not renew. However, the Company has remained it its current space on a month-to-month basis, with no increase in rent. Kogeto, Inc. has negotiated and signed a new lease agreement, which has not yet been counter-signed by the landlord.

8 – STOCKHOLDERS’ EQUITY

During 2013, Kogeto, Inc. issued 266,666 shares of Series A Preferred Stock to a vendor of software development services in consideration of $160,000 of development work.

On May 23, 2013, Kogeto Inc. amended its re-stated certificate of incorporation to authorize a total of 35.4 million shares of stock, comprised of 30.0 million common shares and 5.4 preferred shares. Par value remained at $0.0001 per share.

Issuance of Options for Common Stock
On March 30, 2012, Kogeto, Inc. authorized a total of 405,000 common stock options for outside board members and 1.3 million options for officers, employees and key contractors.  The majority of option grants were subject to three-year vesting terms and a 10 year expiration term.  The option exercise price was set at 17 cents per share, equal to a valuation performed concurrently by an outside valuation firm. The vesting periods were adjusted to the start date of each individual.

During the remainder of 2012, the Board authorized additional option grants totaling 1.5 million.  Approximately 835,000 of these were earned by the CEO and the CFO under a board approved plan wherein these two officers received option grants in lieu of salary.  The remaining 658,000 options were granted to new employees or represented increased awards to existing employees.  Due to employee turnover, 331,250 options were forfeited, leaving 2.8 million options outstanding as of December 31, 2012.

8 – STOCKHOLDERS’ EQUITY (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes model.  The Black-Scholes model uses four assumptions to calculate the fair value of each option grant.  The expected term of share options granted is derived using the simplified method, which Kogeto, Inc. adopted in March, 2012.  The risk-free interest rate is based upon the rate currently available on zero-coupon U.S. Treasury instruments with a remaining term equal to the expected term of the stock options.  The expected volatility is based upon a valuation report and study completed in March, 2012.  The expected dividend yield is assumed to be zero.

The weighted average assumptions used in the fair value calculation are as follows:

2012

Expected term (years)	9.25
Risk-free interest rate	2.23%
Expected volatility	80%
Expected dividend yield	0.00%

A summary of Kogeto, Inc.’s stock option plans through September 30, 2013 is as follows:

	Underlying Shares	Weighted Average Exercise Price	Average Remaining Terms (Years)

Options outstanding December 31, 2012	2,819,299	$0.17	9.25
Options Granted	0
Less Options Forfeited	0
Less Options Exercised	0
Options outstanding September 30, 2013	2,819,299	$0.17	8.50
Options exercisable September 30, 2013	1,987,969	$0.17	8.50

Under the provisions of ASC 718, the company recorded approximately $196,000 stock based compensation expense during the year ended December 31, 2012.  During the first nine months of 2013, the Company recognized another $100,000 of stock-based compensation expense, leaving approximately $95,000 of unrecognized compensation costs as of September 30, 2013. The Company has not issued any new options to employees or board members in 2013.

Deferred tax benefits recognized from the timing difference of recognizing stock based compensation expense per the financial statements compared to the income tax return have not been provided for as the majority of the option grants are “incentive stock options”.

Equity Position of Kogeto Lucy LLC

Kogeto, Inc. CEO Jeff Glasse is the sole member and 100% owner of Kogeto Lucy LLC.

9 – MAJOR CUSTOMERS

During the nine months ended September 30, 2013, the Companies had combined gross sales of approximately $437,000, with approximately $221,000 (or 51%) sold to a single customer (Teachscape) for the Lucy camera system. The rest of the sales were primarily for Dot and were spread among several vendors. The top three vendors for Dot represented approximately 53% of gross sales for Dot during this period.

During the nine months ended September 30, 2012, the Companies had combined gross sales of approximately $1,980,000, with approximately $1,066,000 (or 54%) to a single customer (Teachscape) for the Lucy camera system. The rest of the sales were primarily for Dot and were spread among a number of vendors and retail outlets. The top three vendors for Dot represented approximately 44% of gross sales for Dot during this period.

10 – CAPITALIZED SOFTWARE

During the first nine months of 2013, Kogeto Inc. hired an outside vendor to develop software associated with launching Dot for the Android. The new software, called “Looker” internally, is expected to be available in December 2013 or January 2014. This same software will also serve as the basis for the company’s forthcoming professional-level camera, “Joey.” Through September 30, 2013, Kogeto, Inc. has capitalized $165,900 of software development costs.

11 – SUBSEQUENT EVENTS

On December 31, 2013, Kogeto, Inc. and Kogeto Lucy, LLC were advanced an aggregate total of $1.55 Million by Northeast Automotive Holdings, Inc. (“Northeast Automotive”) in anticipation of the pending acquisition of both companies by Northeast Automotive.  Also, on December 31, 2013, utilizing a portion of the proceeds of the advance received from Northeast Automotive, Kogeto, Inc. repaid in full three secured promissory notes in the aggregate amount of $124,200 and thus, terminated the security interest in certain assets of Kogeto, Inc. held by such lenders.  Also, on December 31, 2013, Kogeto Lucy, LLC repaid in full an outstanding secured loan in the amount of $123,000 and thus, terminated the security interest in certain assets of Kogeto Lucy, LLC held by such lender.

On January 6, 2014, pursuant to an Agreement and Plan of Merger between Northeast Automotive, Kogeto Acquisition Corp., a Delaware corporation and Kogeto, Inc., Kogeto, Inc. was acquired by Northeast Automotive (the “Acquisition Transaction”).  In consideration for the purchase of 100% of the issued and outstanding shares in Kogeto. Inc., Northeast Automotive issued a total of 24,357,088 newly issued shares of its common stock. Kogeto. Inc. is considered the reverse acquirer of Northeast Automotive for accounting purposes.  In addition, the existing management of Northeast Automotive resigned and the management of Kogeto. Inc., became the new officers and directors of Northeast Automotive Holdings. Inc.

On January 6, 2014, pursuant to a Written Consent of a Majority of the Series A Preferred Stockholders, all issued and outstanding shares of Kogeto. Inc. Series A Preferred Stock were converted into shares of Kogeto, Inc. common stock and then were immediately exchanged for a pro rata number of shares of Northeast Automotive common stock in the Acquisition Transaction.

In addition, on January 6, 2014, pursuant to a Membership Interest Purchase Agreement and Plan of Merger between Northeast Automotive and Jeff Glasse our Chief Executive Officer and Director, Mr. Glasse sold 100% of the membership interests of Kogeto Lucy, LLC to Northeast Automotive in exchange for the 1,000 newly issued shares of its common stock.

The Acquisition Transaction was accounted for as a reverse-merger and recapitalization in accordance with GAAP, whereby Northeast Automotive is the accounting acquiree and Kogeto, Inc. is the accounting acquirer. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Acquisition Transaction will be those of Kogeto, Inc., and the consolidated financial statements after completion of the Acquisition Transaction will include the assets and liabilities of the Northeast Automotive and Kogeto, Inc., historical operations of Kogeto, Inc. and operations of Northeast Automotive from the Effective Date.